UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 21, 2016
(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington	000-13468		91-1069248
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification Number)
incorporation or organization)

1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors' policy regarding public disclosure of corporate information.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document, including the answers to questions 3, 4, 6, 7, 9, 10, 11, 13, 14, 16, 17, 19, 21, and 22 contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors' services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, changes in energy prices, liquidity constraints, political changes, changes in foreign currency rates, or the creditworthiness of our customers and service providers.

SELECTED INQUIRIES RECEIVED THROUGH NOVEMBER 11, 2016

1.	Where did the spike in August airfreight volumes come from? Was it concentrated in one trade lane and/or one industry vertical?

The spike in August was primarily driven by a combination of new business and volume growth from existing accounts. We also benefited from some late summer product launches that happened in August, which added to the growth.

2.	Why were Canada and Mexico so much less profitable (EBIT down 48% y/y) in 3Q16 when the U.S. did so well (EBIT up 6.2% y/y)?

The strength of the U.S. dollar, particularly in relation to the Mexican Peso, is behind some of that relative softness, as well as some bad debt expense related to a piece of business in Canada that impacted this third quarter by comparison.

3.
What is the minimum level of cash you are comfortable having on your balance sheet at all times? The other way to ask is how much of the cash balance could potentially be returned to shareholders or used for acquisitions?

We had roughly $1 billion in cash on our balance sheet, with roughly $546 million held in non-U.S. subsidiaries as of September 30, 2016. As always, we use that cash to invest in our business first, whether it be additional working capital for new customers at a foreign location, real estate development in a gateway city, additional technology, or a small deal or technology acquisition. We have not publicly stated the amount of cash that is necessary to run the business on a daily basis and do not expect to disclose that number any time soon. What we have said is that it probably takes more cash to run the business than most people would expect.

It is important to note that we are asked this question on a regular basis and continue to provide the same answer.

4.	Given the reduction in ocean shipping capacity ahead of peak which you addressed in last quarter’s 8-K, can you please discuss how this year’s 4Q may look different from those in the past?

We do not comment on current quarter activity.

5.	Can you please talk about peak season rate and volume trends in all the modes of transportation in which you operate?

The peak season rate is a rate that is applied during a specific period of time. It is typically applied within a particular region that is facing heavier than normal volumes. We do not talk about volume trends outside of air and ocean volumes. While the third quarter volume trends for air and ocean were positive, we don’t forecast trends into existing or future quarters. We are actively pursuing new business and working to expand business with our existing customers.

6.	Global air freight capacity growth seems to be moderating and tonnage has picked up in recent months. Has EXPD changed the way it approaches the market on either the buy-side or sell-side?

We have continued to improve our service provider management process as a result of our strategic initiatives. These efforts are focused on leveraging our global volumes but doing so in a way that is beneficial to both Expeditors and our service providers (air carriers). We believe this is helping us on the buy side. We have not changed our approach on the sell side.

7.
Does EXPD plan to adjust any growth plans as a result of a Trump presidency and the potential decline in global trade? We know you’ve said your market shares are below 5% on nearly all lanes in which you do business, but does the outlook in coming years warrant looking at the business differently in any way?

It’s impossible for us to predict how a change in administration will impact global trade, but we are monitoring the transition closely. However, we do believe that it would be difficult to have a major impact in global trade without impacting the overall US economy.

Regardless, our focus will remain on gaining good, profitable market share.

8.	As Hanjin’s leased containerships make their way back into the marketplace are you seeing some pressure on freight rates? If so, on which lanes?

We do not comment on current-quarter activity, especially in light of the current rate unpredictability that we have discussed.

9.
Are your customers asking you to use one of a few select certain carriers as a result of Hanjin’s bankruptcy? If so, has that reduced effective capacity in the market more so than some of the industry trade publications may suggest? To what degree does EXPD analyze the financial and operational wherewithal of its carriers in both the air and ocean markets?

We believe that our customers chose Expeditors as a Non-vessel Operating Common Carrier or Ocean Transport Intermediary because of the fact that we offer multiple options from a carrier choice. Limiting our services to a select carrier or two would severely impact many of the benefits that a shipper receives from a provider such as Expeditors. Additionally, we believe that customers would expect Expeditors to monitor the financial viability (to the best of our ability) of the carriers and make good choices with their shipments.

We believe that we will continue to make good choices with regards to the carriers we choose to move cargo and how we engage with the carriers to monitor financial viability.

10.
How is EXPD adjusting to the new Fair Labor Standards Act due to become effective December 1st? Will it put upward pressure on the salaries and related costs line item? What percentage of your employees will be impacted?

On November 22, 2016, a federal judge enjoined the implementation of the increased salary threshold for certain exemption categories under the Fair Labor Standards, which were set to go into effect on December 1, 2016. On December 2, 2016, the Department of Labor filed a notice of appeal with the Fifth Circuit Court of Appeals. We are awaiting final resolution of this ruling and are fully prepared to make any necessary adjustments should the injunction be lifted. Given the current uncertainty of this provision, however, we will wait for the final resolution before commenting on the impact.

11.	Management highlighted freight rate volatility in excess of what is typically expected in a given quarter. Can management quantify the impact this outsized volatility had on gross margins in 3Q?

It’s difficult to quantify the impact because rates are constantly fluctuating. We noted that while we always expect a certain level of rate volatility in our business, the current rate environment remains more volatile than it has been, prompting us to adapt accordingly. Because of the speed at which rates can change, we are not always able to sync our sell rates to match the volatility of our buy rates.

Buy rate volatility was particularly impacted in the third quarter by the sudden bankruptcy of one of the world’s largest shipping companies, which caused an immediate spike in both air and ocean rates, as carriers assumed that there would be a scramble to reallocate cargo. As we saw, the marketplace adjusted fairly well and did not experience the dislocation that many had feared. Nevertheless, the impact on pricing and compression on our yields was greater than we had anticipated.

12.
Given volatility in 3Q and management's conviction that the company is adapting to a rapidly changing rate environment, might there be reason to expect sequential margin progression into 4Q that is stronger than normal seasonality, even if negative?

See our response to Question 4 above. We don’t offer guidance or comment on expectations.

13.
Can management discuss the length of historical periods in which gross margins expanded or contracted in a meaningful way? How should we think about volume growth contribution to earnings in periods of contraction?

We discuss this in our 10-Q and 10-K filings, noting that historically our operating results have been subject to seasonal trends with the first quarter being the weakest and the third and fourth quarters being the strongest, with no assurance that this seasonal trend will occur in the future. This pattern has been the result of, or influenced by, numerous factors including weather patterns, national holidays, consumer demand, new product launches, economic conditions and a myriad of other similar and subtle forces.

In addition, this historical quarterly trend has been influenced by the growth and diversification of our international network and service offerings. A significant portion of our revenues are derived from customers in the retail and consumer technology industries whose shipping patterns are tied closely to consumer demand, and from customers in industries whose shipping patterns are dependent upon just-in-time production schedules. Therefore, the timing of our revenues are, to a large degree, impacted by factors out of our control, such as a sudden change in consumer demand for retail goods, product launches and/or manufacturing production delays. Additionally, many customers ship a significant portion of their goods at or near the end of a quarter and, therefore, we may not learn of a shortfall in revenues until late in a quarter.

14.	In a generally slow growth freight environment, what is the company's biggest opportunity for earnings growth going forward?

Our biggest opportunity is to continue to execute on our strategic initiatives and focus on the right markets and right customers for profitable growth. That includes growing our presence in Europe, focusing on China import opportunities and further solidifying our strength in North America. In a third quarter defined by modest market growth, we grew our market share by shipping record volumes in both air and ocean. We look to win additional market share by continuing to invest in people, processes and technology, to drive a high level of efficiency and cultivate a workforce that excels in our service levels.

15.	Can management provide an update on strategic initiatives discussed at last year's investor day? How can outside investors and analysts best monitor the progress?

Every strategic initiative has clear executive ownership and clear measurement criteria. Internally, we know who owns it and we know how to measure it, and we are measuring those things on a regular basis. For competitive reasons, we think it's important to keep much of that information confidential. With that in mind, a good measure of our progress is whether we’re gaining market share and doing so profitably.

16.
What is your early interpretation of implications for EXPD regarding the new administration’s tax and repatriation guidelines? We assume, given your full US tax treatment, the repatriation changes would have no impact, but the reduced US tax rate would have the impact of reducing your corporate tax rate. Any other elements to your (very early) interpretation of the guidelines that investors should be aware of?

We do, as you correctly point out, accrue U.S. taxes for foreign earnings, as disclosed in our Form 10-K. While we wouldn’t care to speculate on the possible actions of an administration that has yet even to take office, we would register our support for any effort to reduce the U.S. corporate tax rate and simplify the U.S. tax code.

17.
Net revenue per employee has remained flat since 2010. Do you have internal metrics that suggest this external metric has the potential to move higher in upcoming years, given your strategic initiatives?

Again, we don’t speculate on the future. However, we have commented previously on how efficiency is part of our DNA at Expeditors and will always be a primary focus of ours. Efficiency is gained over time, generally in modest increments, and we are constantly searching for ways to improve our performance. Whether the measure is shipments or clearances per person, or operating income as a percentage of net revenue, there are meaningful measurements that help us understand how one district compares to another or to a network standard. We believe that we can and will drive modest efficiency gains in the future. It is also important to know that many of our most recent investments have involved the addition of people and resources so that we are able to continue to implement certain initiatives. We would fully expect that these investments have a temporary impact on certain measures. We have stated before that we don’t view our headcount as dispensable. We invest in our employees, and their experience and tenure with our company and our business is not easily replaced.

18.	What percent of your volumes does your Transcon offering involve? Do you have a target over the intermediate term as to where this number could credibly go that you’re willing to share?

For competitive reasons, we choose not to disclose that information.

19.
Do you believe that, in order to drive sustainable above-market volume growth, that EXPD must trade or sacrifice yield/price to attain? If so, are your internal productivity initiatives enough to drive positive operating leverage (EBIT/NR) with added volume, even if yield (NR/unit) declines?

We do not believe we must sacrifice yield to drive sustainable above-market volume growth. While we have said that rates tend to compress as volumes increase, our ability to be profitable is as much a measure of our focus on growth in areas where we believe we have a distinct advantage that we can leverage. A focal point of our strategy is to deploy our greatest resources and assets in those areas. Our best opportunity for ongoing improvement is to continue to drive additional operational efficiencies in technology and processes by our educated and motivated work force, while continuing to invest for growth.

20.
During 3Q16 European net revenue declined 3%, but EBIT declined 51%. Understanding the competitive market environment and rate pressure during the quarter, what else contributed to the outsized EBIT decline in Europe? Did EXPD gain share in 3Q16, and is outsized growth in Europe still expected? How is the market in Europe trending broadly and how far along with the investments is EXPD?

In our earnings release we noted that margins were pressured beyond what we would normally expect. However, we gained air market share in Europe with double-digit growth in tonnage, while ocean was relatively flat. In our prior Q&A 8-K in August, we commented that our growth in Europe, in particular Germany, UK, Netherlands, France and Italy, is the direct result of investment in operational leadership, gateway infrastructure, and a more robust sales and account management program. Europe remains an important strategic initiative for us and we continue to invest for growth in the region.

21.
There seemed to be healthy market share gains in both airfreight and ocean freight during 3Q16. Where/from whom did market share gains come from? Have share gains continued into 4Q16? What can continue to drive share gains, particularly in a continued challenging environment?

This was a mixture of strong growth from some large customers and from new business, as we continue to invest in our sales and account management programs to help support our growth initiatives.

Again, we will refrain from commenting on expectations for growth during the current quarter.

22.
Have Hanjin-related disruptions normalized yet? How large of an impact to yield is EXPD expecting for 4Q16? Does the bankruptcy reflect a one-off disruption, or given the current/expected market environment, could there be more large bankruptcies/disruptions?

While we do not comment on expectations for the current quarter, we believe the disruptions specifically related to Hanjin have normalized. However, we have seen further consolidation and there are still valid concerns for the financial health of many ocean carriers. The bankruptcy did provide an opportunity for the carriers to increase their spot market rates market. We are hopeful that this allows the carriers to improve their financial strength as we believe a healthy market requires multiple carrier options.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

December 21, 2016	/s/ JEFFREY S. MUSSER
Jeffrey S. Musser, President, Chief Executive Officer and Director

December 21, 2016	/s/ BRADLEY S. POWELL
Bradley S. Powell, Senior Vice President and Chief Financial Officer